EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (this “Agreement”) made as of December 6, 2012, by and between the Federal Agricultural Mortgage Corporation, a federally-chartered instrumentality of the United States with its principal place of business at 1999 K Street, N.W., Washington, D.C. (“Farmer Mac”) and Timothy L. Buzby (the “Executive”).
WHEREAS, the Executive desires to be employed by Farmer Mac and Farmer Mac desires to employ him; and
WHEREAS, Farmer Mac and the Executive have negotiated terms for such employment;
NOW, THEREFORE, by this Agreement, Farmer Mac and the Executive agree as follows:
1.Employment. Farmer Mac shall employ the Executive, and the Executive accepts employment Farmer Mac pursuant to this Agreement, as of the date first above written (the “Effective Date”) upon the terms and conditions set forth in this Agreement.
2.    Term. The Executive’s employment pursuant to this Agreement shall commence on the Effective Date and shall continue until the second anniversary of the Effective Date, unless sooner terminated pursuant to Section 8 hereof (the “Initial Term”). After the expiration of the Initial Term, the term of this Agreement may renew for successive one-year periods upon a vote of the Board of Directors of Farmer Mac (the “Board”) to effect such a renewal (each a “Renewal Term”)(the Initial Term and any Renewal Terms being referred to collectively as the “Term” of the Agreement); provided, however, that the Agreement shall not renew at the end of the Initial Term or any Renewal Term unless the Board affirmatively votes to renew the Agreement.
3.    Scope of Authority and Employment.
(a)    Scope of Authority. The Executive shall be employed as an executive officer of Farmer Mac, with the initial title of President and Chief Executive Officer. The Executive shall report directly to the Board. The Executive shall be the senior-most officer of Farmer Mac and shall have responsibility for the general supervision and management of all the business and affairs of Farmer Mac, as set forth in the By-Laws of Farmer Mac, subject to the oversight of the Board.
(b)    Full Time Employment. The Executive shall devote his best efforts and substantially all his time and endeavor to his duties hereunder, and shall not engage in any other gainful occupation without the prior written consent of the Board; provided, however, that this provision shall not be construed to prevent the Executive from personally, and for his own account or that of members of his immediate family, investing or trading in real estate, stocks, bonds, securities, commodities, or other forms of investment, so long as such investing or trading is not in conflict with the best interests of Farmer Mac and does not adversely affect his job performance.
(c)    Place of Employment. The Executive shall be employed to perform his duties under this Agreement at the principal office location of Farmer Mac. Notwithstanding this, it is expected that the Executive shall be required to travel a reasonable amount of time in the performance of his duties under this Agreement.
4.    Compensation. Farmer Mac will pay to the Executive the following aggregate compensation for all services rendered by the Executive under this Agreement:
(a)    Base Salary. The Executive will be paid base salary during the Term at an annual rate of Five Hundred Thousand Dollars ($500,000.00), less applicable withholding for taxes and similar items, (the “Base Salary”) payable in arrears on a bi-weekly, semi-monthly or monthly basis, retroactive to October 3, 2012, when the Executive began serving in the capacities of President and Chief Executive Officer. The Base Salary will be reviewed periodically by Farmer Mac and may be modified in the sole discretion of the Board or the Compensation Committee of the Board; provided, however, that the Executive’s Base Salary rate shall not be reduced by more than ten percent (10%) in any year unless all or substantially all other senior executives receive a reduction in base salary rate of more than ten percent (10%) within the same twelve (12) month period.
(b)    Incentive Compensation. In addition to the Base Salary, the Executive will be eligible to be paid an additional amount (the “Incentive Salary”) during the Term in respect of work performed by the Executive during the preceding calendar year, or portion thereof. The Incentive Salary target (the “Incentive Salary Target”) each year shall be eighty percent (80%) of the Base Salary, provided, however, that for calendar year 2012 only, seventy-five percent (75%) of Executive’s Incentive Salary, if any, shall be calculated based upon the base salary ($365,000.00) and incentive salary target (60%) applicable to him in his prior role as Chief Financial Officer prior to the Effective Date of this Agreement and the remaining twenty-five percent (25%) shall be calculated based upon the Base Salary and Incentive Salary Target set forth in this Agreement. The Incentive Salary Target will be reviewed periodically by Farmer Mac and may be modified in the sole discretion of the Board or the Compensation Committee of the Board; provided, however, that the Executive’s Incentive Salary Target shall not be reduced by more than ten percent (10%) in any year unless all or substantially all other senior executives receive a reduction in incentive salary target of more than ten percent (10%) within the same twelve (12) month period. The Executive shall be covered by the Incentive Salary arrangement for such calendar year applicable to senior executives of Farmer Mac generally, with any Incentive Salary determined pursuant to this sentence payable when annual incentives are paid to Farmer Mac executives generally with respect to such calendar year and subject to the Executive’s continued employment through the applicable date of payment; provided, however, that in no event shall the Incentive Salary be paid later than the first payroll period following the first Board meeting after Farmer

Mac files its SEC Form 10-K in respect of the year in which the Incentive Salary was earned.
(c)    Long Term Incentive Compensation. In addition to the foregoing, the Executive shall be eligible to receive awards of long-term incentive compensation from time to time during the Initial Term and any Renewal Terms. The Executive shall be covered by the long-term incentive compensation arrangements applicable to senior executives of Farmer Mac generally, and shall receive awards in a form, and subject to such conditions, as determined by the Board or the Compensation Committee in its sole discretion. On or before December 31, 2012, Farmer Mac shall grant to the Executive stock appreciation right units (“SARs”) valued at Two Hundred and Twelve Thousand, Five Hundred Dollars ($212,500.00) based upon fair market value as determined by Farmer Mac’s financial statements as of the date of grant, subject to the similar terms and conditions as apply to similar 2012 SAR grants made to other senior executives. In addition, in approximately April 2013, at the time that long-term incentive awards are made to other senior executives, Farmer Mac shall grant to the Executive long-term equity incentive compensation valued at Six Hundred, Thirty-Seven Thousand, Five Hundred Dollars ($637,500.00) based upon fair market value as determined by Farmer Mac’s financial statements as of the date of grant, subject to the similar terms and conditions as apply to similar 2013 annual long-term incentive grants made to other senior executives.
5.    Expenses. Farmer Mac shall reimburse the Executive for his actual reasonable and necessary business expenses incurred in carrying out his duties under this Agreement, in each case in accordance with Farmer Mac’s policies as in effect from time-to-time and subject to the Executive’s compliance with the terms of such policies. Reimbursement shall be made to the Executive in accordance with Farmer Mac’s standard expense reimbursement protocol after presentation to Farmer Mac of an itemized accounting and documentation of such expenses in accordance with Farmer Mac’s expense reimbursement policies. Farmer Mac shall pay or reimburse the Executive’s reasonable attorneys’ fees incurred solely for negotiation of this Agreement up to an amount of Ten Thousand Dollars ($10,000.00), provided that such fees are documented in an invoice reflecting hourly rates for attorneys and itemized by date, task and time spent on each task; provided, however, that payment shall be conditioned upon the Executive and his attorney providing accurate and properly executed IRS Forms W-9.
6.    Vacation. The Executive shall be entitled to five (5) weeks of paid vacation per year in accordance with Farmer Mac policy.
7.    Employee Benefits. During the Term, the Executive shall be eligible for all employee benefits regularly provided to senior executives of Farmer Mac and the following other (or upgraded) benefits: an annual medical examination; paid parking in the parking garage associated with Farmer Mac’s headquarters building; life insurance in an amount approximately equal to the Executive’s Base Salary; and disability benefits at least equal to statutory benefits in the District of Columbia. All of the foregoing is subject to the limitation that the total cost thereof will not exceed twenty five percent (25%) of the Executive’s Base Salary, exclusive of administrative expense. In the event that such cost limitation would be exceeded in any year, the Executive may be required to select from among the foregoing a group of benefits within that cost limitation.
8.    Termination.
(a)    Events of Termination. The Executive’s employment may be terminated and the employment relationship between the Executive and Farmer Mac may be severed as set forth below:
(i)    Farmer Mac may terminate the employment of the Executive effective upon notice to the Executive if the Executive dies or is incapacitated or disabled by accident, sickness or otherwise so as to render him (in the opinion of an independent medical consultant selected by the Board in its reasonable discretion) mentally or physically incapable of performing the essential functions required to be performed by him under the terms of this Agreement for a period of at least ninety (90) consecutive days, or for ninety (90) days (whether consecutive or not) during any six-month period.
(ii)    Farmer Mac may terminate the employment of Executive effective upon notice to the Executive at any time for “cause.” For the purposes of this subsection, “cause” shall mean only: (A) the Executive’s breach of an obligation or representation under this Agreement or of any fiduciary duty to Farmer Mac, including, without limitation, the duty to supervise, or any act of fraud or misrepresentation or concealment to Farmer Mac or the Board; (B) the Executive’s violation of or failure to adhere to (1) any Code of Conduct in effect from time to time that is applicable to officers and/or employees of Farmer Mac generally or (2) any written policy of Farmer Mac relating to business conduct or employment (including, without limitation, any policy relating to equal employment opportunity, discrimination, or harassment); (C) the Executive commits, is convicted of, or pleads guilty or nolo contendere to, any felony of any kind or any misdemeanor or other conduct involving moral turpitude; (D) the Executive’s violation of, or failure to abide by any law or regulation relating to his employment with Farmer Mac (including, without limitation and for the avoidance of doubt, any insider trading law) or otherwise applicable to him in his capacity as an employee or officer of Farmer Mac; (E) conduct by the Executive in connection with his employment hereunder that constitutes dishonesty, misconduct or willful neglect; (F) the Executive’s use of illegal drugs, abuse of other controlled substances, or working under the influence of alcohol or other controlled substances; (G) any failure or refusal by the Executive to perform his duties under this Agreement, if not remedied within three (3) business days after Farmer Mac’s providing notice thereof; or (H) any failure or refusal by the Executive to obey lawful directives from the Board or its designee.
In addition, the Board may place the Executive on administrative leave at any time. In such event, during the period the Executive is on administrative leave, the Executive shall continue to receive the payments and benefits specified in Sections 4 and 7 hereof.
(iii)    Farmer Mac may terminate the employment of the Executive without “cause” at any time. For the avoidance of doubt, termination of the Executive’s employment for any reason upon the end of the Term shall not be treated as a termination without “cause” for purposes of this Agreement.
(iv)    Notwithstanding the provisions of Section 8(a)(iii) above, and without incurring liability for any payments pursuant to Section 8(d) below, Farmer Mac may terminate the employment of the Executive at any time after the passage by the Board of a resolution authorizing the liquidation of Farmer Mac, provided, however, that the following shall not be deemed to be a liquidation for purposes of this Agreement: incorporation, organization or reorganization of a corporation or other business entity which is substantially similar to Farmer Mac and which uses substantially the same assets or equity as Farmer Mac. As used herein, the term “reorganization” shall have the same meaning as in Section 368(a) of the Internal Revenue Code (“the Code”). In addition, notwithstanding the provisions of subsection 8(a)(iii) above, and without incurring liability for any payments pursuant to Section 8(d) below, Farmer Mac may terminate the employment of the Executive at any time after a conservator or receiver is appointed pursuant to Section 8.41 of the Farmer Mac charter (12 U.S.C. § 2279cc)
(b)    Payment of Accrued Compensation.
(i)    Upon termination of the Executive’s employment pursuant to preceding subsection (a) or upon termination of the Executive’s employment upon expiration of the Term, the Executive (or his estate or heirs, as the case may be) shall be entitled to receive all Base Salary, Incentive Salary, expense reimbursements, vacation pay, and similar amounts accrued and unpaid as of the date of termination, except that Incentive Salary shall not be paid upon termination of the Executive’s employment pursuant to subsection (a)(ii) above or upon the Executive’s resignation from employment for any reason other than material breach of this Agreement in accordance with Section 8(e) below. With respect to Incentive Salary, the term “accrued” means an amount equal to the Executive’s annual Incentive Salary Target prorated for the number of days he was employed by Farmer Mac during the year in which termination occurred. The obligations of Farmer Mac under this subsection (b) shall survive any termination of this Agreement.
(ii)    In the event of the Executive’s voluntary termination of employment hereunder, other than pursuant to Section 8(e) below, Farmer Mac shall not be obligated to make any further compensation payments to Executive beyond those accrued prior to the effective date of such termination, and shall not be required to pay any accrued Incentive Salary.

(c)    Disability Pay. Upon termination of the Executive’s employment pursuant to subsection 8(a)(i), Farmer Mac shall, if Executive executes and does not revoke a separation agreement, including a full release of claims in favor of Farmer Mac and its affiliates, in form and substance acceptable to Farmer Mac within thirty (30) days (or such longer period as required for a valid release under applicable law) following such termination, continue to pay the Executive (or his estate or heirs, as the case may be) for the shorter of (i) twelve (12) months or (ii) the period ending when Executive ceases to receive or be eligible for disability insurance payments, the difference between the Executive’s current Base Salary and the amount of disability insurance payments received by the Executive under insurance policies provided by Farmer Mac in accordance with this Agreement.
(d)    Severance Pay. Upon termination of the Executive’s employment pursuant to Section 8(a)(iii) during the Initial Term or any Renewal Term or if Farmer Mac terminates the Executive’s employment upon or after expiration of the Term due to Farmer Mac’s failure to renew the Term and not due to one of the reasons listed in Section 8(a)(i) or (ii) above, subject to the Executive’s execution of a separation agreement, including a full release of claims in favor of Farmer Mac and its affiliates, in form and substance acceptable to Farmer Mac within thirty (30) days (or such longer period as required for a valid release under applicable law) following such termination and the Executive not revoking such release, Farmer Mac shall, to the extent permitted by law and regulation, pay the Executive in the next payroll period following the expiration of the revocation period under the release but no later than sixty (60) days following the date on which the Executive experiences a “separation from service” as defined in Section 409A of the Code, an aggregate lump sum amount in cash equal to the sum of (a) the Base Salary and (b) the Base Salary multiplied by the Incentive Salary Target; provided, however, that if the period during which the Executive has discretion to execute or revoke the general release of claims straddles two calendar years, then Farmer Mac will make the severance payment in the second of such years, regardless of which year the Executive actually delivers the executed general release of claims to Farmer Mac, subject to the release agreement first becoming effective. The Executive may not, directly or indirectly, designate the calendar year of payment. The amount to be paid by Farmer Mac to the Executive under this Section 8(d) will not be mitigated by any subsequent earnings by the Executive from any other source. In addition, subject to the contingencies described above, to the extent that Executive makes proper and timely coverage continuation elections pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), and remains eligible for such coverage, Farmer Mac will pay or reimburse Executive for COBRA medical, dental and vision insurance continuation premiums for the Farmer Mac group medical, dental and vision insurance coverage that Executive had as of the date of termination until the earlier of (i) the date that is one (1) year from the date of termination of employment or (ii) the date that he becomes eligible for medical insurance coverage through another employer (but only to the extent that Farmer Mac continues to offer such plans and programs to similarly situated active employees of Farmer Mac). In addition, during the same time period, Farmer Mac shall permit Executive to continue to participate in all Farmer Mac-

sponsored life, accidental death and disability insurance benefit plans or programs in which Executive was participating at the time of termination, to the extent such post-termination participation is permitted by the terms of such plans and programs and applicable law, at Farmer Mac’s cost (but only to the extent that Farmer Mac continues to offer such plans and programs to similarly situated active employees of Farmer Mac). If this commitment to provide benefits continuation raises any compliance issues or impositions of penalties under any non-discrimination rules that have been issued or are issued in the future pursuant to the Patient Protection and Affordable Care Act (PPACA) or is treated as discriminatory under Section 105(h) of the Code, Farmer Mac may modify this obligation in any manner it deems necessary or advisable, in its sole discretion, including declining to provide continued participation, so that it complies with the terms of those non-discrimination rules. The amount to be paid by Farmer Mac to the Executive under this Section 8(d) is in lieu of any and all other severance payments otherwise available to the Executive and Executive shall not be entitled to any severance payments under any other Farmer Mac contract, policy or plan. The Executive acknowledges and agrees that he shall no longer participate in Farmer Mac’s Executive Officer Severance Plan upon the execution of this Agreement and the Participation Agreement previously entered into by the Executive in connection with such Severance Plan is hereby superseded by this Agreement and rendered of no further force or effect. If the Executive is found by any tribunal to be entitled to severance payments from any other source, the amount of such severance payments shall be subtracted from the amount due under this Section 8(d) and the Executive shall refund to Farmer Mac any excess already received by him.
(e)    Constructive Termination. The Executive may, at his option, terminate his employment with Farmer Mac during the Initial Term or any Renewal Term if Farmer Mac materially breaches its obligations hereunder, the Executive so notifies Farmer Mac of such breach and his intent to resign in writing within Ninety (90) days after the breach occurs, and Farmer Mac does not remedy such breach within ninety (90) days after receiving such notice. If the Executive resigns immediately following Farmer Mac’s failure to remedy such a breach, the Executive shall, subject to the Executive’s execution of a separation agreement, including a full release of claims in favor of Farmer Mac and its affiliates, in form and substance acceptable to Farmer Mac within thirty (30) days (or such longer period as required for a valid release under applicable law) following such termination and the Executive not revoking such release, and subject to the terms of Section 8(d) above, have the right to receive the amount he would have received if Farmer Mac had terminated his employment pursuant to the preceding subsection 8(a)(iii); provided, however, that if Farmer Mac determines that it could have terminated the Executive’s employment for “cause,” the Executive shall have no right to receive any amounts described in Section 8(d).
9.    Notices. Any notice given under this Agreement will be sufficient if in writing and either: (a) mailed postage prepaid by registered or certified mail, return receipt requested; or (b) delivered by hand to, in the case of Farmer Mac, 1999 K Street, N.W., Washington, D.C. 20006, attention Senior Vice President – General Counsel or, in the case of the Executive, at his address identified in the payroll records of Farmer Mac (or to such other addresses as may be from time to time designated by notice from the recipient party to the other). Any such notice will be effective upon actual receipt or refusal thereof.
10.    Miscellaneous.
(a)    Governing Law. This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the District of Columbia.
(b)    Waiver. The waiver by any party of a breach of any provision of this Agreement shall not operate as a waiver of any other breach of any provision of this Agreement by any party.
(c)    Entire Agreement. This Agreement sets forth the entire understanding of the parties concerning the subject matter hereof and supersedes all prior agreements between the parties regarding the subject matter hereof, and may not be changed or modified except by a written instrument duly executed by or on behalf of the parties hereto.
(d)    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective, successors, heirs, personal representatives and assigns. This subsection is not to be construed to permit the Executive to assign his obligation to perform the duties of his employment hereunder. This subsection permits Farmer Mac the right to assign this Agreement to a successor entity.
(e)    Severability. If any term, condition, or provision of this Agreement or the application thereof to any party or circumstances shall, at any time or to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, condition or provision to parties or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each term, condition and provision of their Agreement shall be valid and enforceable to the fullest extent permitted by law.
(f)    Tax Withholding. All payments here under shall be subject to all applicable tax withholdings and other authorized deductions.
(g)    Survival. The termination of the Executive’s employment by Farmer Mac for any reason shall not relieve the Executive of any obligations to Farmer Mac under Sections 11 through 15 of this Agreement, all of which shall survive the termination of such employment.
11.    Agreement Not to Compete with Farmer Mac. Notwithstanding anything in this Agreement to the contrary, in the event of the termination of the Executive’s employment for any reason, for a period of one (1) year thereafter, the Executive shall not, within the United States of America, without the prior written consent of Farmer Mac, directly or indirectly, engage in any business or activity, whether as principal, agent, officer, director, partner, employee, independent contractor, consultant, stockholder or otherwise, alone or in association with any other person, firm, corporation or other business organization, that directly or indirectly competes with any of the businesses of Farmer Mac in any manner, including without limitation, the acquisition and securitization of agricultural mortgage loans, rural utility loans, or USDA “guaranteed portions” (hereinafter referred to as “Farmer Mac Qualified Loans”); provided, however, that such prohibited activity shall not include the ownership of up to 5% of the common stock in a public company. The provisions of this Section 11 shall survive the termination of this Agreement and the termination of the Executive’s employment hereunder and shall not be deemed to limit any protection or remedy available to Farmer Mac pursuant to federal, District of Columbia, state or local law.
12.    Agreement Not to Use Confidential or Proprietary Information. Farmer Mac and the Executive both recognize that the Executive has access to and may acquire, and may assist in developing, confidential and proprietary information relating to the business and operations of Farmer Mac as a result of the Executive’s employment or association with Farmer Mac. The Executive hereby covenants and agrees that he will retain all “Confidential Information” (as defined below) in trust for the sole benefit of Farmer Mac and its successors and assigns. The Executive hereby covenants further that, in addition to his fiduciary responsibilities as an officer not to disclose certain information of or relating to Farmer Mac, he will not, at any time during or after the term of this Agreement, without the prior written consent of Farmer Mac, directly or indirectly communicate or divulge any such Confidential Information to any person, firm, corporation or other business organization, or use any such Confidential Information for the Executive’s own account or benefit or for the account or benefit of any other person, except as required in connection with the performance of his services hereunder. The term “Confidential Information” shall mean any trade secret, data or other confidential or proprietary information related to the business and activities of Farmer Mac. Notwithstanding the foregoing, Confidential Information shall not include any information that is or becomes a part of the public domain or generally available to the public (unless such availability occurs as a result of any breach by the Executive of this Section 12), or becomes available to the Executive on a non-confidential basis from a source (other than Farmer Mac) that is not bound by a confidentiality agreement, that does not breach his or her fiduciary responsibilities and that is not otherwise prohibited or restricted from using or disclosing such information. The provisions of this Section 12 shall survive the termination of this Agreement and the termination of the Executive’s employment hereunder and shall not be deemed to limit any protection or remedy available to Farmer Mac pursuant to federal, District of Columbia, state or local law.
13.    Agreement Not to Solicit Farmer Mac Employees. For a period of two (2) years after the termination of the Executive’s employment hereunder for any reason, the Executive shall not, directly or indirectly, without the prior written consent of Farmer Mac, induce any employee of Farmer Mac who is a “member of management” (as defined below) or is directly involved in the acquisition and securitization of Farmer Mac Qualified Loans to engage in any activity in which the Executive is prohibited from engaging in under this Agreement, or to terminate such person’s employment with Farmer Mac. During the same time period, the Executive shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ, offer employment to, lure, entice away or assist others in recruiting or hiring any person who is or was employed by Farmer Mac unless such person shall have ceased to be employed by Farmer Mac for a period of at least six (6) months and is not subject to any non-compete covenants substantially similar in nature to those contained in Section 11 hereof. “Member of management” means the President, any Executive Vice President, any Senior Vice President, any Vice President or the Controller or Treasurer of Farmer Mac. The provisions of this Section 13 shall survive the termination of this Agreement and the termination of the Executive’s employment hereunder and shall not be deemed to limit any protection or remedy available to Farmer Mac pursuant to federal, District of Columbia, state or local law.
14.    Agreement Not to Disparage Farmer Mac. The Executive shall not, directly or indirectly, make any statement (oral or written), or take any other action, which is in any way disparaging to or tends to diminish the reputation of Farmer Mac, its products, services, officers, directors or employees, whether past or current.
15.    Recoupment. Amounts payable to the Executive under this Agreement shall be subject to any recoupment or “clawback” policy as may implemented and interpreted by Farmer Mac from time to time, including, but not limited to, any recoupment or “clawback” policy that may be implemented by Farmer Mac to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other applicable law and regulation.
The parties below hereby execute this Agreement as of the date first written above.
Federal Agricultural Mortgage Corporation            EXECUTIVE

By: /s/ Lowell L. Junkins                         /s/ Timothy L. Buzby
Chairman of the Board                        Timothy L. Buzby

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